Exhibit 4.2
COLUMBIA BANCORP 1999 STOCK INCENTIVE PLAN
(AS AMENDED 2002 AND 2008)
     1. Purpose. The purpose of this 1999 Stock Incentive Plan (the “Plan”) is to enable Columbia Bancorp (the “Company”) and its subsidiaries to attract and retain experienced and able directors, officers, employees and other key contributors and to provide an additional incentive to these individuals to exert their best efforts for the Company, its subsidiaries and its shareholders.
     2. Administration.
     2.1 Board of Directors. The Plan shall be administered by the board of directors of the Company (the “Board of Directors”), which shall determine and designate from time to time the persons to whom grants and awards shall be made and the amounts, terms and conditions of such grants and awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt or amend rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive. Whenever the operation of the Plan requires that the fair market value of the Company’s common stock (the “Stock”) be determined, the fair market value shall be the closing price of the Stock as quoted on the Nasdaq National Market on the date of the grant or award, or on the next business day if the date of the grant or award is a holiday. No employee who receives an option or other grant or award under the Plan shall participate in the decision of the Board of Directors with respect to the grant or award to that employee.
     2.2 Committee. The Board of Directors may delegate to a committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided elsewhere herein.
     3. Eligibility. Grants and awards may be made under the Plan to directors, officers and key employees of the Company or any parent or subsidiary of the Company, and other key individuals such as consultants to the Company who the Board of Directors believes have made or will make an essential contribution to the Company; provided, however, that only employees of the Company or its parent or subsidiary corporations shall be eligible to receive Incentive Stock Options under the Plan.
     4. Shares Subject to the Plan. Only common stock may be issued under the Plan. The total number of shares of Stock that may be issued upon the exercise of all options or pursuant to grants of rights or stock bonuses under the Plan and under any prior stock incentive plans shall at no time exceed in the aggregate 1,727,259. If any option under the Plan or stock appreciation right granted without a related option expires or is canceled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for awards under the Plan, except that shares that are issued on exercise of a stock appreciation right that were allocable to an option, or portion thereof, surrendered in connection with the exercise of the stock appreciation right shall not again become available for awards under the Plan. If Stock awarded as a bonus under the Plan is forfeited or repurchased pursuant to applicable restrictions, the number of shares forfeited or purchased shall again be available under the Plan. Stock issued under the Plan may be subject to such restrictions on transfer, repurchase rights, or other restrictions as are determined by the Board of

Directors. Any certificates representing such Stock shall bear such legends as are determined by the Board of Directors.
     5. Effective Date and Duration of Plan.
     5.1 Effective Date. The Plan was adopted by a majority vote of the Board of Directors on February 19, 1999 subject to shareholder approval, and shall become effective (the “Effective Date”) on the date when the Plan is approved by a vote of a simple majority of the shareholders of the Company entitled to vote on the matter. The approval of the Plan shall be submitted to shareholders for a vote at the 1999 Annual Meeting of the Company. Options and stock appreciation rights may be granted and Stock may be awarded as bonuses under the Plan at any time after the Effective Date and before termination of the Plan.
     5.2 Duration of the Plan. The Plan shall continue until, in the aggregate, options and stock appreciation rights have been granted and exercised and Stock has been awarded as bonuses and the restrictions on any such Stock have lapsed with respect to all shares subject to the Plan under paragraph 4 (subject to any adjustments under paragraph 9). The Board of Directors may suspend or terminate the Plan at any time except with respect to options, stock appreciation rights and bonus rights, and Stock subject to restrictions then outstanding under the Plan. Termination shall not affect any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.
     6. Grants, Awards and Sales.
     6.1 Types of Securities. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) grant options other than Incentive Stock Options (hereinafter “Non-Statutory Stock Options”); (iii) grant stock appreciation rights or bonus rights; and (iv) award bonuses of Stock. The Board of Directors shall specify the action taken with respect to each person granted or awarded any option or Stock under the Plan and shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option.
     6.2 General Rules Relating to Options.
          6.2.1 Time of Exercise. Except as provided in paragraph 8, options granted under the Plan may be exercised over the period stated in each option in amounts and at times prescribed by the Board of Directors and stated in the option, provided that options shall not be exercised for fractional shares. If the optionee does not exercise an option in any period with respect o the full number of shares to which the optionee is entitled in that period, he optionee’s rights shall be cumulative and the optionee may purchase those hares in any subsequent period during the term of the option.
          6.2.2 Purchase of Shares. Shares may be purchased or acquired pursuant to an option granted under the Plan only on receipt by the Company of notice in writing from the optionee of the optionee’s intention to exercise, specifying the number of shares the optionee desires to purchase and the date on which the optionee desires to complete the transaction, which may not be more than 30 days after receipt of the notice. On or before the date specified for completion of the purchase, the optionee must have paid the Company the full purchase price in cash, including cash that may be the proceeds of a loan from the Company, in shares of Stock previously acquired by the optionee valued at fair market value, or in any combination of cash and shares of

Stock. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall, on notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the employee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.
     6.3 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:
          6.3.1 Limitation on Amount of Grants. No employee may be granted Incentive Stock Options under the Plan such that the aggregate fair market value on the date of grant of the Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company, exceeds $100,000.
          6.3.2 Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but the option price with respect to an Incentive Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted.
          6.3.3 Duration of Options. Subject to paragraphs 6.3.4 and 8, each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.
          6.3.4 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee of the Company, or of any parent or subsidiary of the Company, possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or of any parent or subsidiary of the Company, only if the option price is at least 110 percent of the fair market value of the Stock subject to the option on the date it is granted, and the option by its terms is not exercisable after the expiration of five years from the date it is granted.
          6.3.5 Limitation on Time of Grant. No Incentive Stock Option may be granted on or after the tenth anniversary of the Effective Date.
     6.4 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following additional terms and conditions:
          6.4.1 Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors in its discretion.
          6.4.2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.
     6.5 Stock Bonuses. Stock awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Board of Directors at the time the Stock is awarded as a bonus. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any money consideration except as provided in the last sentence of this paragraph. The agreement may contain such terms, conditions, representations, and warranties as the Board of Directors may require. The Company may require any recipient of a Stock bonus to pay to the Company amounts necessary to satisfy any applicable federal, state, or local tax withholding requirements prior to delivery of certificates.
     6.6 Stock Appreciation Rights.
          6.6.1 Description. Each stock appreciation right shall entitle the holder, on exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Stock over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered.
          6.6.2 Exercise. A stock appreciation right shall be exercisable only at the time or times established by the Board of Directors. If a stock appreciation right is granted in connection with an option, then it shall be exercisable only to the extent and on the same conditions that the related option is exercisable. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates must be surrendered unexercised.
          6.6.3 Payment. Payment by the Company upon exercise of a stock appreciation right may be made in shares of Stock valued at fair market value, or in cash, or partly in Stock and partly in cash, as determined by the Board of Directors. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, in the discretion of the Board of Directors, the number of shares may be rounded to the next whole share.
          6.6.4 Adjustment. In the event of any adjustment pursuant to paragraph 9 in the number of shares of Stock subject to an option granted under the Plan, any stock appreciation right granted hereunder in connection with such option shall be proportionately adjusted.
     6.7 Cash Bonus Rights.
          6.7.1 Grant. The Board of Directors may grant bonus rights under the Plan in connection with: (i) an option or stock appreciation right granted or previously granted, and (ii) Stock awarded, or previously awarded, as a bonus. Bonus rights will be subject to such rules, terms, and conditions as the Board of Directors may prescribe.
          6.7.2 Bonus Rights in Connection with Options and Stock Appreciation Rights. A bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or is surrendered in connection with the exercise of a stock appreciation right related to the option) in whole or in part. A bonus right granted in connection with a stock appreciation right will entitle the holder to a cash bonus when the stock appreciation right is exercised. Upon exercise of an option, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. Upon exercise of a stock appreciation right, the bonus shall be determined by multiplying the total fair market value of the shares or cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Board of Directors but shall in no event exceed 100 percent.
          6.7.3 Bonus Rights in Connection with Stock Bonus. A bonus right granted in connection with Stock awarded as a bonus will entitle the person awarded such Stock to a cash bonus either at the time the Stock is awarded or at such time as restrictions, if any, to which the Stock is subject lapse. If Stock awarded is subject to restrictions and is forfeited by the holder, the bonus right granted in connection with such Stock shall terminate and may not be exercised. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Board of Directors.
          6.7.4 Bonus Rights in Connection with Stock Purchase. A bonus right granted in connection with Stock purchased hereunder (excluding Stock purchased pursuant to an option) shall terminate and may not be exercised in the event the Stock is repurchased by the Company or forfeited by the holder pursuant to restrictions applicable to the Stock. The amount of cash bonus to be awarded and the time such cash bonus is to be paid shall be determined from time to time by the Board of Directors.
     7. Nontransferability. Each option, stock appreciation right, or cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each option, stock appreciation right, or cash bonus right by its terms shall be exercisable during the holder’s lifetime only by the holder.
     8. Termination of Employment.
     8.1 Retirement or General Termination. Unless otherwise determined by the Board of Directors, if an employee’s employment by the Company or by any parent or subsidiary of the Company is terminated by retirement or for any reason other than in the circumstances specified in 8.2 below, any option, stock appreciation right or cash bonus right held by the employee may be exercised at any time prior to its expiration date or the expiration of three months after the date of the termination, whichever is the shorter period, but only if and to the extent the employee was entitled to exercise the option, stock appreciation right or cash bonus right on the date of termination. The transfer of an employee by the Company or any parent or subsidiary of the Company to the Company or any parent or subsidiary of the Company shall not be considered a termination for purposes of the Plan.
     8.2 Death or Disability. Unless otherwise determined by the Board of Directors, if an employee’s employment by the Company or by any parent or subsidiary of the Company is terminated because of death or physical disability (within the meaning of Section 22(e)(3) of the Code), any option, stock appreciation right or cash bonus right held by the employee may be exercised at any time prior to its expiration date or the expiration of one year after the date of termination, whichever is the shorter period, for the greater of (a), the number of remaining shares for which the employee was entitled to exercise the option, stock appreciation right or cash bonus right on the date of termination or (b) the number of remaining shares for which the employee would have been entitled to exercise the option, stock appreciation right or cash bonus right if such option or right had been 50 percent exercisable on the date of termination. If an employee’s employment is terminated by death, any option, stock appreciation right or cash bonus right held by the employee shall be exercisable only by the person or persons to whom the employee’s rights under the option, stock appreciation right or cash bonus right pass by the employee’s will or by the laws of descent and distribution of the state or country of the employee’s domicile at the time of death.
     8.3 Termination of Unexercised Rights. To the extent an option, stock appreciation right or cash bonus right held by any deceased employee or by any employee whose employment is terminated is not exercised within the limited periods provided above, all further rights to exercise the option, stock appreciation right or cash bonus right shall terminate at the expiration of such periods.
     8.4 Termination of Non-Employees. With respect to options, stock appreciation rights and cash bonus rights granted to persons who are not employees of the Company or its parents or subsidiaries, the Board of Directors may establish provisions relating to the termination of those persons’ status with the Company or its parents or subsidiaries.
     9. Changes in Capital Structure. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split, combination of shares, or dividends payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options or stock appreciation rights may be granted and for which Stock may be awarded as bonuses subject to restrictions under the Plan. In addition, the Board of Directors shall make appropriate adjustments in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, and the number and kind of shares covered by outstanding stock appreciation rights to the end that each optionee’s proportionate interest shall be maintained as before the occurrence of such event. Adjustments in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share. Adjustments in outstanding stock appreciation rights shall be made without change in their total value. Any such adjustment made by the Board of Directors shall be conclusive. In the event of dissolution or liquidation of the Company or a merger, consolidation, or plan of exchange affecting the Company, in lieu of making adjustments as provided for above in this paragraph 9, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options or stock appreciation rights.
     10. Corporate Mergers, Acquisitions, Etc. The Board of Directors may grant options and stock appreciation rights having terms and provisions which vary from those specified in this Plan provided that any options and stock appreciation rights granted pursuant to this section are granted in substitution for, or in connection with the assumption of, existing options and stock appreciation rights granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary is a party.
     11. Amendment of Plan. The Board of Directors may amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. Such amendments may include, without limitation, an increase in the total number of shares that may be issued under the Plan, and changes to the classes of persons eligible to receive awards or grants under the Plan. No amendment to the Plan shall be made without shareholder approval if such approval is necessary to comply with any regulatory requirement, or if the Board of Directors deems the submission of the amendment to shareholders for approval is desirable or appropriate. Without limitation of the foregoing, shareholder approval shall be required for any amendment increasing the total number of shares that may be issued under the Plan. Except as may be required by applicable law, no amendment to the Plan shall affect or change an option or stock appreciation right granted to any person prior to such amendment without the written consent of such person.
     12. Prior Plans. The Plan supersedes and replaces any prior plans of the Company permitting or relating to the award of stock options, the grant of stock bonuses, or the issuance of any other kinds of stock-based incentive compensation described in the Plan; provided, that the adoption and approval of the Plan shall not affect grants and awards made under any such prior plans or the rights of recipients of such grants and awards, all of which such prior grants and awards shall be and are deemed affirmed and ratified.
     13. Approvals. The obligations of the Company under the Plan may be subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations in connection with the granting of any option or the issuance or sale of any shares under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws.
     14. Employment Rights. Nothing in the Plan or any grant or award made pursuant to the Plan shall confer on any employee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or shall interfere in any way with the right of the Company or any parent or subsidiary of the Company by whom such employee is employed to terminate such employee’s employment at any time, with or without cause.
     15. Rights as a Shareholder. A holder of an option or a stock appreciation right or a recipient of Stock awarded as a bonus shall have no rights as a shareholder with respect to any shares covered by any option, stock appreciation right, or bonus award until the date of issue of a stock certificate to him or her for such shares. Except as otherwise provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
Date of Adoption by Board of Directors: February 19, 1999.
Shareholder Approval Date: April 16, 1999.

AMENDMENT HISTORY
     At the 2002 Annual Meeting of Columbia Bancorp shareholders, the following amendment to a Section 4 was approved. (New text shown in bold.)
     4. Shares Subject to the Plan. Only common stock may be issued under the Plan. The total number of shares of Stock that may be issued upon the exercise of all options or pursuant to grants of rights or stock bonuses under the Plan and under any prior stock incentive plans shall at no time exceed in the aggregate [four percent (4%)] ten percent (10%) of the Company’s total issued and outstanding shares of Stock. * * *
     At the meeting of the Company’s Board of Directors convened on January 28, 2005, the following clarifying amendment to a Section 4 was adopted. (New text shown in bold.)

     4. Shares Subject to the Plan. Only common stock may be issued under the Plan. The total number of shares of Stock that may be issued upon the exercise of all options or pursuant to grants of rights or stock bonuses under the Plan and under any prior stock incentive plans shall at no time exceed in the aggregate [ten percent (10%)] a maximum of 977,259 shares of the Company’s total issued and outstanding shares of Stock. * * *
     At the 2008 Annual Meeting of Columbia Bancorp shareholders, the following amendment to a Section 4 was approved.
     4. Shares Subject to the Plan. Only common stock may be issued under the Plan. The total number of shares of Stock that may be issued upon the exercise of all options or pursuant to grants of rights or stock bonuses under the Plan and under any prior stock incentive plans shall at no time exceed in the aggregate 1,727,259. * * *